Exhibit 99.1


                        BIO MATRIX SCIENTIFIC GROUP, INC.
              2007 EMPLOYEE AND CONSULTANTS STOCK COMPENSATION PLAN

                                 Purpose of Plan

This 2007 STOCK COMPENSATION PLAN (the "Plan") of Bio Matrix Scientific Group, Inc., a Delaware corporation (the "Company") for employees, directors, officers, consultants, advisors and other persons associated with the Company, is intended to advance the best interests of the Company by

     (i) providing those persons who have a responsibility for its management, operations or growth with additional incentive and by increasing their proprietary interest in the success of the Company, thereby encouraging them to maintain their relationships with the Company, and
     (ii) helping the Company obtain and retain the services of persons providing consulting services upon whose judgment, initiative, efforts or services the Company is substantially dependent by offering to or providing those persons with incentives or inducements affording such persons an opportunity to become owners of capital stock of the Company.

1. DEFINITIONS.

     Set forth below are definitions of capitalized terms that are generally used throughout this Plan or references to provisions containing such definitions (capitalized terms whose use is limited to specific provisions are not referenced in this Section):

          (a) Affiliate - The term "Affiliate" is defined as any person controlling the Company, controlled by the Company, or under common control with the Company.

          (b) Award - The term "Award" is collectively and severally defined as any Award Shares granted under this Plan.

          (c) Award Shares - The term "Award Shares" is defined as shares of Common Stock granted by the Plan Committee in accordance with Section 5 of this Plan.

          (d) Board - The term "Board" is defined as the Board of Directors of the Company, as such body may be reconstituted from time to time.

          (e) Common Stock - The term "Common Stock" is defined as the Company's common stock reserved for issuance under this Plan.

          (f) Company - The term "Company" is defined as Bio Matrix Scientific Group, Inc., a Delaware corporation.

          g) Eligible Person - The term "Eligible Person" means any Person who, at a particular time, is an employee, officer, director, consultant, independent contractor, advisor, or other service provider of the Company or any Parent or Subsidiary of the Company; provided that such services are not in connection with the offer and sale of securities in a capital-raising transaction and /or such services are not intended to directly or indirectly promote or maintain a market for the Company 's securities.

          (h) Fair Market Value - The term "Fair Market Value" means the fair market value as of the applicable valuation date of the Award Shares, or other shares of Common Stock, as the case may be (the "Subject Shares"), to be valued as determined by the Plan Committee in its good faith judgment, but in no event shall the Fair Market Value be less than the par value of the Subject Shares.

          (i) Person - The term "Person" is defined as any natural person.

          (j) Plan - The term "Plan" is defined as this 2007 Employee and Consultants Stock Compensation Plan.

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          (k) Plan Committee - The term "Plan Committee" is defined as that
Committee appointed by the Board to administer and interpret this Plan as more particularly described in Section 3 of the Plan; provided, however, that the term Plan Committee will refer to the Board during such times as no Plan Committee is appointed by the Board.

          (l) Recipient - The term "Recipient" is defined as any Eligible Person who, at a particular time, receives the grant of an Award.



2. TERM OF PLAN.

This Plan shall be effective as of June 3, 2007, pending ratification by the Board, and this Plan shall terminate on the first business day prior to the ten
(10) year anniversary of the date this Plan became effective. All Awards granted pursuant to this Plan prior to the effective date of this Plan shall not be affected by the termination of this Plan and all other provisions of this Plan shall remain in effect until the terms of all outstanding Awards have been satisfied or terminated in accordance with this Plan and the terms of such Awards.



3. PLAN ADMINISTRATION.

          (a) Plan Committee.

               (i) The Plan shall be administered and interpreted by a committee consisting of one (1) or more members of the Board ("Plan Committee").

               (ii) Members of the Plan Committee may resign at any time by delivering written notice to the Board. Vacancies in the Plan Committee shall be filled by the Board. The Plan Committee shall act by a majority of its members in office. The Plan Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Plan Committee.

               (iii) If the Board, in its discretion, does not appoint a Plan Committee, the Board itself will administer and interpret the Plan and take such other actions as the Plan Committee is authorized to take hereunder; provided that the Board may take such actions hereunder in the same manner as the Board may take other actions under the Articles of Incorporation and Bylaws of the Company generally.

          (b) Power to Make Awards. The Plan Committee shall have the full and final authority in its sole discretion, at any time and from time-to-time, subject only to the express terms, conditions and other provisions of the Articles of Incorporation of the Company and this Plan, and the specific limitations on such discretion set forth herein, to:

               (i) Designate the Eligible Persons or classes of Eligible Persons eligible to receive Awards from among the Eligible Persons;

               (ii) Grant Awards to such selected Eligible Persons or classes of Eligible Persons in such form and amount (subject to the terms of the Plan) as the Plan Committee shall determine;

               (iii) Interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan; and

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               (iiii) Delegate all or a portion of its authority under
subsections (i) and (ii) of this Section 3(c) to one or more directors of the Company who are executive officers of the Company, subject to such restrictions and limitations (such as the aggregate number of shares of Common Stock that may be awarded) as the Plan Committee may decide to impose on such delegate directors. In determining the recipient, form and amount of Awards, the Plan Committee shall consider any factors deemed relevant, including the recipient's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth.

          (d) Interpretation Of Plan. The Plan Committee shall, in its sole and absolute discretion, interpret and determine the effect of all matters and questions relating to this Plan. The interpretations and determinations of the Plan Committee under the Plan (including without limitation determinations pertaining to the eligibility of Persons to receive Awards, the form, amount and timing of Awards, the methods of payment for Awards, and the other terms and provisions of Awards and the certificates or agreements evidencing same) need not be uniform and may be made by the Plan Committee selectively among Persons who receive, or are eligible to receive, Awards under the Plan, whether or not such Persons are similarly situated. All actions taken and all interpretations and determinations made under this Plan in good faith by the Plan Committee shall be final and binding upon the Recipient, the Company, and all other interested Persons. No member of the Plan Committee shall be personally liable for any action taken or decision made in good faith relating to this Plan, and all members of the Plan Committee shall be fully protected and indemnified to the fullest extent permitted under applicable law by the Company in respect to any such action, determination, or interpretation.



4. STOCK POOL.

          (a) Maximum Number of Shares Authorized Under Plan. Shares of stock which may be issued or granted under the Plan shall be authorized and unissued shares of Common Stock. The aggregate maximum number of shares of Common Stock which may be issued as a grant of Award Shares shall not exceed 1,500,000 shares of Common Stock (the "Stock Pool").

          (b) Date of Award. The date an Award is granted shall mean the date selected by the Plan Committee as of which the Plan Committee allots a specific number of shares to a Recipient with respect to such Award pursuant to the Plan.



5. AWARD SHARES.

          (a) Grant. The Plan Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Plan Committee may prescribe, grant to any Eligible Person one or more shares of Common Stock ("Award Shares") allotted by the Plan Committee. The grant of Award Shares or grant of the right to receive Award Shares shall be evidenced by either a written consulting agreement or a separate written agreement confirming such grant, executed by the Company and the Recipient, stating the number of Award Shares granted and stating all terms and conditions of such grant.

          (b) Purchase Price and Manner of Payment. The Plan Committee, in its sole discretion, may grant Award Shares in any of the following instances:

               (i) as a bonus for services previously rendered and compensated, in which case the recipient of the Award Shares shall not be required to pay any consideration for such Award Shares, and the value of such Award Shares shall be the Fair Market Value of such Award Shares on the date of grant; or

               (ii) as compensation for the previous performance or future performance of services or attainment of goals, in which case the recipient of the Award Shares shall not be required to pay any consideration for such Award Shares (other than the prior performance of his services or the assumption of the obligation of future performance of services).

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6. ADJUSTMENTS.

          (a) Subdivision or Stock Dividend. If

               (i) outstanding shares of Common Stock shall be subdivided into a greater number of shares by reason of recapitalization or reclassification, the number of shares of Common Stock, if any, available for issuance in the Stock Pool shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately increased, and

               (ii) conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares, the number of shares of Common Stock, if any, available for issuance in the Stock Pool shall, simultaneously with the effectiveness of such combination, be proportionately decreased.

7. EMPLOYMENT STATUS.

In no event shall the granting of an Award be construed as granting a continued right of employment to a Recipient if such Person is employed by the Company, nor effect any right which the Company may have to terminate the employment of such Person, at any time, with or without cause, except to the extent that such Person and the Company have agreed otherwise in writing.

8. AMENDMENT AND DISCONTINUATION OF PLAN; MODIFICATION OF AWARDS.

          (a) Amendment, Modification or Termination of Plan. The Board may amend the Plan or suspend or discontinue the Plan at any time or from time-to-time; provided, however no such action may adversely alter or impair any Award previously granted under this Plan without the consent of each Recipient affected thereby.

          (b) Compliance with Laws. The Plan Committee may at any time or from time-to-time, without receiving further consideration from any Person who may become entitled to receive or who has received the grant of an Award hereunder, modify or amend Awards granted under this Plan as required to:

               (i) comply with changes in securities, tax or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or Awards thereunder or

               (ii) to comply with the rules or requirements of any Exchange on which the securities of the Company are , or are reasonably anticipated to be, publicly traded.


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